UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

LIVE CURRENT MEDIA, INC.
(Name of the Registrant as Specified In Its Charter)

DAVID JEFFS
JOHN DA COSTA
CARL JACKSON
SUSAN JEFFS
CAMERON PAN
ADAM RABINER
AMIR VAHABZADEH
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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Help Stop the Meltdown at Live Current Media

VANCOUVER, BC, Oct. 6 - Live Current Media Inc.’s (OTCBB: LIVC) former CEO David Jeffs urges Live Current's shareholders to exercise their voting power to make badly needed changes to their company by ousting the current chairman and CEO and the current board of directors, and electing a new slate of directors at the company's annual meeting on October 12, 2010.

Mr. Jeffs was the company's CEO from 2002 through May 2007 and its president from 2002 through September 2007. He owns approximately 3.74% of the outstanding shares of the company. Mr. Jeffs has proposed seven nominees for election as directors of the company at the annual meeting, all of whom are investors or former officers of Live Current: David Jeffs, John Da Costa, Carl Jackson, Susan Jeffs, Cameron Pan, Adam Rabiner and Amir Vahabzadeh. These nominees together own 15.45% of the outstanding stock.

Geoff Hampson, the current CEO and a director, and the current board have asserted that they are the only ones who can manage Live Current's future, relying on this track record since Mr. Jeffs left the company in 2007:

•	The share price has dropped from more than $2 per share to around 10¢ today.

•	Revenue has dropped 59% year over year in the most recent quarter ended June 30, 2010.

•
Shareholders have been diluted by more than 40%, mostly by the issuance of 5.95 million shares in July and August 2010 at 10¢ per share, a majority of which were issued to Mr. Hampson, his family and other members of the board.

•	Quarterly operating expenses have increased 404% to a quarterly average of $1,811,000 from a quarterly average of just $359,204 under Mr. Jeffs' management.

•	Quarterly LOSSES have averaged a whopping $1,340,549.

For a more detailed report of what the current management has accomplished at the shareholders' expense, click the following link: http://bit.ly/a7rE0R.

It's Time to Stop the Meltdown!

Nothing in the company's recent performance indicates that the current management has embarked upon a sustainable business plan as evidenced by the declining share price, deteriorating financial condition, profits that have turned to losses, slowing sales and increased operating expenses since Mr. Hampson was named CEO in 2007.

Mr. Jeffs and the six proposed nominees have the experience, ability and expertise to stop the long deterioration in the company's performance and are committed to working in the best interests of the shareholders.

Do not give the incumbent board another chance. Mr. Jeffs urges shareholders to vote in favor of his slate of seven nominees to ensure that Live Current has a future by voting with the White Proxy Card to give experienced management a chance to turn Live Current around.

AN IMPORTANT REMINDER: The LAST-voted proxy card is the only one that counts at the shareholder meeting.

For more information, please contact

David Jeffs
dmjeffs@gmail.com
or
Laurel Hill Advisory Group
Toll free at 1-800-385-3006